Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Named Laboratory Service Provider
of the Pro Football Legends

MOUNT LAUREL, NJ and BURLINGTON, NC, December 17, 2014 - Pro Football Legends, the commercial marketing arm of the National Football League Alumni, Inc. (NFL Alumni) and Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) are pleased to announce that they have entered into an agreement for LabCorp to be a sponsor of Pro Football Legends. Under this agreement, LabCorp will offer to provide diagnostic testing services for NFL Alumni members and their families.

“This partnership tackles one of our highest priorities, which is helping our members manage their health needs,” said Joseph Pisarcik, President and CEO of the NFL Alumni. “Having been a LabCorp patient for many years, I couldn’t be more excited about forging this relationship for the benefit of our NFL Alumni members and their families.”

LabCorp will provide access to a comprehensive range of high quality diagnostic testing services, including blood work, to NFL Alumni members and their dependents. This arrangement for laboratory services follows earlier NFL Alumni initiatives to make other healthcare services available to its members, such as prostate and diabetes screening and discounted hearing aid technology. Although many former NFL players are healthy and financially secure, others face challenges in their post-football lives. The NFL Alumni’s mission is to serve, assist and inform former players and their families through medical, financial and social programs intended to help members lead healthy, productive lives.

The LabCorp program, which begins this month with the NFL Alumni’s Philadelphia and New York/New Jersey Chapters, will roll out nationally to all NFL Alumni chapters in the next 60 days. Laboratory services will be made available to NFL Alumni members and their dependents who don’t have health insurance.

“LabCorp is excited about this partnership, and we look forward to working with all NFL Alumni chapters across the U.S.,” said James T. Boyle, Jr., LabCorp’s Chief Operating Officer. “LabCorp and its employees have always been strong supporters of community-based efforts to expand access to healthcare, in addition to giving time and resources to support similar causes. We are pleased to implement this program with the NFL Alumni and its members.”

About the Pro Football Legends
Pro Football Legends is the commercial marketing name and logo of the NFL Alumni Association, a nationwide group of former National Football League players, coaches and other employees whose mission is to serve, assist and inform former players and their families. The association offers a variety of medical, financial and social programs to help members lead healthy, productive and connected lives, as well as community initiatives under its “Caring for Kids” programs. For more information please visit www.nflalumni.org.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2014 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2013, including under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2013 and subsequent Forms 10-Q under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
LabCorp Investor/Media Contact:
Stephen Anderson - 336-436-5076
Media@labcorp.com
Company Information: www.labcorp.com

NFLA Contact:
Jamie DeVivo - 908-546-7447
jamie@zitopartners.com